Delaware
The First State

    I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND

CORRECT COPY OF THE CERTIFICATE OF  INCORPORATION OF "BUSINESS MARKETING SERVICES INC." FILED IN THIS OFFICE ON THE

SEVENTH DAY OF DECEMBER, A.D AT 1:57 O'CLOCK P.M

    A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4469848 8100 071297044	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6219611 DATE: 12-07-07

CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be BUSINESS MARKETING SERVICES INC.

       SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808 and its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of Common stock, which this corporation is authorized to issue, is Two Hundred Million (200,000,000) shares of common stock at .0001 par value and Fifty Million (50,000,000) at .0001 par value.

FIFTH: The name and address of the incorporator is as follows:

CORPORATION SERVICE COMPANY
2711 CENTERVILLE ROAD
SUITE 400
WILMINGTON, DE 19808

        SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 7th December, A.D. 2007.

Corporation Service Company, Incorporator

By: /s/ Brian Bartnicki
Name: Brian Bartnicki
Assistant Secretary

State of Delaware Secretary, of State Division of Corporations Delivered 02:08 PM 12/07/2007 FILED 01:57 PM 12/07/2007 SRV 071297044 - 4469848 FILE

City of Wilmington
County of New Castle
Dated: December 7, 2007

ORGANIZATION ACTION IN WRITING OF INCORPORATOR

OF

BUSINESS MARKETING SERVICES INC.

The following action is taken this day through this instrument by the incorporator of the above corporation:

1. The election of the following person[s] to serve as the director[s] of the corporation until the first annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal:

DOUGLAS AVERY BLACK

Corporation Service Company, Incorporator

By: /s/ Brian Bartnicki
Name: Brian Bartnicki
Assistant Secretary